Exhibit 99.1

CVR ENERGY ANNOUNCES FILING OF REGISTRATION STATEMENT FOR

INITIAL PUBLIC OFFERING OF CVR REFINING, LP

SUGAR LAND, Texas (Oct. 1, 2012) – CVR Energy, Inc. (NYSE: CVI) (the “Company”) today announced that CVR Refining, LP (“CVR Refining”), an indirect, wholly-owned subsidiary of the Company, has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission in connection with a proposed initial public offering of its common units representing limited partner interests. CVR Refining intends to list its common units on the New York Stock Exchange under the symbol “CVRR.” The number of common units to be offered and the price range for the offering have not yet been determined. All of the common units to be sold in this offering (including the common units that may be sold to satisfy the underwriters’ over-allotment option) will be sold by CVR Refining.

Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. will act as joint book-running managers for the proposed offering. The offering will be made only by means of a prospectus. When available, a preliminary prospectus relating to this offering may be obtained from:

Credit Suisse Securities (USA) LLC	Citigroup

Attn: Prospectus Department	c/o Broadridge Financial Solutions
One Madison Avenue	1155 Long Island Avenue
New York, NY 10010	Edgewood, NY 11717
telephone: (800) 221-1037	telephone: (800) 831-9146
email: newyork.prospectus@credit-suisse.com

You may also get these documents for free by visiting the Securities and Exchange Commission’s website at http://www.sec.gov.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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About CVR Energy, Inc.

Headquartered in Sugar Land, Texas, CVR Energy, Inc.’s subsidiary and affiliated businesses operate independent refining assets in Coffeyville, Kan. and Wynnewood, Okla., with more than 185,000 barrels per day of processing capacity, a marketing network for supplying high value transportation fuels to customers through tanker trucks and pipeline terminals, and a crude oil gathering system serving central Kansas, Oklahoma, western Missouri, southwestern Nebraska and Texas. In addition, CVR Energy subsidiaries own a majority interest in and serve as the general partner of CVR Partners, LP, a producer of ammonia and urea ammonium nitrate, or UAN, fertilizers.

For further information, please contact:

Investor Relations:

Jay Finks

CVR Energy, Inc.

281-207-3588

InvestorRelations@CVREnergy.com

Media Relations:

Angie Dasbach

CVR Energy, Inc.

913-982-0482

MediaRelations@CVREnergy.com